Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the in the Registration Statement Form S-3 No. 333-249876 and Registration Statements Form S-8 Nos. 333-168834, 333-197325, 333-212910, 333-226519, and 333-226520 of our report dated March 11, 2021 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for leases in 2019), relating to the consolidated financial statements and schedule of AutoWeb, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Moss Adams LLP

San Diego, California
March 11, 2021